    Exhibit 5.01

    July 10, 2001

Sonic Corp.
101 Park Avenue
Oklahoma City, Oklahoma 73102

Re:	Sonic Corp. (the "Company") Form S-8 Registration Statement\ Our File No. 33566.00101

Gentlemen:

    We have examined the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission in connection with the 1991 Sonic Corp. Stock Option Plan, the 2001 Sonic Corp. Stock Option Plan and the 2001 Sonic Corp. Directors' Stock Option Plan (collectively, the "Option Plans"), which Registration Statement covers the offer and sale of shares of common stock, $.01 par value (the "Shares"), to be issued by the Company pursuant to the Option Plans. We have also examined your corporate records and have made such other investigation as we have deemed necessary to render the opinion expressed herein.

    Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Option Plans, will be legally issued, fully paid and nonassessable in accordance with the General Corporation Law of the State of Delaware.

    We are members of the bar of the State of Oklahoma and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under law other than the law of the State of Oklahoma, the General Corporation Law of the State of Delaware, and the Federal law of the United States, and the opinion given herein is limited thereto.

Very truly yours,
PHILLIPS MCFALL MCCAFFREY MCVAY & MURRAH, P.C.